Exhibit 10.11

March 8, 2022

Tom Hale

4 Sherwood Court,

Hillsborough, CA 94010

Dear Tom,

Oura Health Oy (the “Company”) is pleased to offer you employment on the following terms contained within this letter agreement (“Agreement”):

1.   Position. Your title will be Chief Executive Officer and you will report to the Company’s board of directors (the “Board”) and have such powers and duties as may from time to time be prescribed by the Board which are customary for a Chief Executive Officer. This is a full-time, exempt position. In addition, for so long as you serve as the Company’s Chief Executive Officer and for no additional compensation, you will be appointed to and serve as a member of the Board; provided that you will be deemed to have resigned from the Board and from any related positions upon ceasing to serve as the Company’s Chief Executive Officer for any reason. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company, with the exception of the following activities so long as they do not interfere with the performance of your duties to the Company: (a) consulting in a limited capacity with Momentive Global Inc./SVMK, Inc. through December 31, 2022; (b) religious, charitable or other community activities as long as such services and activities are disclosed to the Company’s Board; (c) service as a board member on a maximum of two (2) boards of directors to the extent you currently are a board member on such boards (and, with respect to any future boards, after receiving advance approval for each such board from the Company’s Board prior to your service on any such board); and (d) your passive ownership of less than 5% of a public company or a private equity or hedge fund that is not managed by you. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.   Cash Compensation.

(a)   Base Salary. The Company will pay you a starting salary at the rate of $400,000 annually (“Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings.

(b)   Annual Target Bonus. In addition, you will be eligible to earn an annual incentive bonus based upon the achievement of performance objectives established by you and the Board, which may relate to either Company or individual performance criteria. The bonus objectives will be agreed upon and reduced to writing each year no later than 60 days following the start of each fiscal year. Your target annual incentive bonus will initially be equal to $250,000 (“Target Bonus”);

provided, however, that the amount of Target Bonus that you are eligible to earn for fiscal year 2022 will be on a pro-rated basis for your period of service to the Company during fiscal year 2022. The actual amount of your annual Target Bonus (if any) shall be based on and directly related to the achievement of the performance criteria. In order to be eligible for the Target Bonus, you must be employed by the Company on the last day of the applicable fiscal year. If earned, the Target Bonus will be paid no later than March 15th of the year following the applicable fiscal year.

3.   Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the Company-sponsored benefits described below, subject to the terms and conditions of such benefit plans.

(a)   Medical, Dental, and Vision Insurance. During your employment, you and your dependents will be eligible for medical, dental and vision insurance benefits as generally applicable to employees of the Company.

(b)   D&O Insurance. During the period of your employment and for at least six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you in your capacity as an officer of the Company.

(c)   Paid Time Off. You shall be entitled to unlimited paid time off, provided that any time off taken does not substantially conflict or interfere with your duties to the Company.

(d)   Expense Reimbursement. You shall be entitled to reimbursement for all reasonable out-of-pocket business-related expenses, including but not limited to travel expenses, incurred in connection with the performance of your duties hereunder pursuant to the Company’s reimbursement policies for executives.

4.   Restricted Stock Units. Subject to approval by the Board upon the Board’s adoption of an equity plan that permits the issuance of restricted stock units (“RSUs”) (which is expected to be adopted no later than ninety (90) days following your start date), you will be granted an award of RSUs under the Company’s expected-to-be adopted 2022 Share Option and Grant Plan (the “Plan”) with a value of $55 million (the “Initial Equity Award”), with such value converted into a number of common shares by dividing such value by the per share preferred price of the Company’s impending financing round as determined by the Board. Each RSU shall relate to one common share of the Company. The Initial Equity Award shall be subject to the terms and conditions of the Plan and the Company’s form of RSU agreement. The Initial Equity Award will vest in two parts as set forth below, both of which must be satisfied before any RSUs will be deemed fully vested:

(a)   The Initial Equity Award will time-vest in sixty (60) equal monthly installments beginning on the first month anniversary following your start date, and continuing on the same day of each month thereafter (or the last day of such month if applicable) for fifty-nine (59) months (the “Time-Based Vesting”); provided, however, that the Time-Based Vesting schedule shall automatically be amended upon an Initial Public Offering to vest quarterly for the remainder of the Time-Based Vesting schedule. Time-Based Vesting for the Initial Equity Award shall cease upon a termination of your employment,subject to Section 4(b) below. Any RSUs that have partially vested according to the Time-Based Vesting shall fully vest upon the occurrence of a Performance-Based Vesting trigger, regardless of whether you are currently employed with the Company at the time of the Performance-Based Vesting trigger; provided, however, if your employment is terminated by the Company with Cause, then 100% of your RSUs, even if they have vested based on the Time-Based Vesting schedule, shall be forfeited. For purposes of this Agreement, Performance-Based

Vesting shall occur on the earlier of the following events: (i) “Sale Event” (as defined in the Plan) or (ii) immediately prior to the first trading day following the effectiveness of the registration statement with respect to the Company’s “Initial Public Offering” (as defined in the Plan) (“Performance-Based Vesting”), provided that either such event occurs prior to the seventh anniversary of the Initial Equity Award’s grant date or such shorter time as determined by the Board.

(b)   If your employment is terminated by the Company without Cause (as defined herein) or you resign your employment for Good Reason (as defined herein), in either case within twelve (12) months following a Sale Event, and so long as you satisfy the Severance Conditions (as defined below), then 100% of the unvested RSUs subject to the Initial Equity Award shall vest upon your termination date.

(c)   For purposes of this Agreement, the term “Cause” shall mean:

(i)   Your intentional, willful, and unauthorized use or disclosure of the Company’s confidential information or trade secrets;

(ii)   A breach by you of any material term of an agreement between you and the Company;

(iii)   A material failure by you to comply with the Company’s written policies or rules;

(iv)   Your conviction of, or plea of “guilty” or “no contest” to, (a) a felony under the laws of the United States or any State thereof (or similar crime outside of the United States) or (b) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(v)   Your gross negligence in the commission of your duties under this Agreement;

(vi)   A continuing willful failure by you to perform assigned duties under this Agreement (other than any such failure resulting from incapacity due to a physical or mental disability) after receiving written notification of such failure from the Board; or

(vii)   A failure by you to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation;

Provided, however, that to the extent a termination for Cause within the meaning of clauses (ii), (iii), (v), (vi) and (vii) is curable, such termination for Cause shall not take effect unless: (1) the Board shall have delivered a written notice to you describing the circumstances constituting Cause; and (2) within 30 days of such notice, you failed to cure to the reasonable satisfaction of the Board the circumstances constituting Cause.

(d)   For purposes of this Agreement, the term “Good Reason” shall mean: your resignation within ninety (90) days of the occurrence of any of the following, without your written consent: (i) a reduction in your Base Salary of more than ten percent (10%)(other than across-the-board salary reductions based on the Company’s financial performance affecting all or substantially all senior executives of the Company); (ii) a material reduction in your authority, duties, or responsibilities (provided that your authority, duties and responsibilities will not be deemed to be materially reduced if you have comparable authority, duties and responsibilities following a Sale

Event or other change in ownership of the Company, regardless of any change in title or whether you subsequently provide services to a subsidiary, affiliate, business unit, division or otherwise); (iii) a material change in the geographic location of your place of employment or where you must perform services; or (iv) any material breach by Company of any provision of this Agreement. Prior to terminating for Good Reason, you must (1) provide the Company with written notice within thirty (30) days following the initial occurrence of such grounds for termination for Good Reason, and (2) provide the Company with thirty (30) days to cure the circumstances constituting Good Reason and cooperate with the Company’s efforts to cure.

5.   Severance. Upon the termination of your employment by the Company without Cause or your resignation from employment with Good Reason, subject to (i) your continued compliance with the obligations under the Employee Proprietary Information and Inventions Agreement and any other restrictive covenant agreement with the Company, and (ii) your timely execution and non-revocation of a separation agreement and release of claims in favor of the Company and its affiliates in a form and manner as attached hereto as Exhibit B within 60 days of the date of termination (the “Severance Conditions”), the Company shall pay you a severance benefit (the “Severance Benefit”) consisting of: (a) cash payments in the form of continuation of your base salary at the rate in effect at the time of termination, less applicable withholdings, for a period of twelve (12) months following your termination of employment; and (b) a cash payment equal to your Target Bonus (which, for the avoidance of doubt, will be in lieu of any potential annual incentive bonus for the fiscal year in which your employment terminated), less applicable withholdings, payable in twelve (12) equal monthly installments following your termination of employment; provided, however, if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Benefit shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, however, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination before the separation agreement became effective. The Severance Benefit shall be payable in accordance with the Company’s standard payroll practices during the applicable period following the effective date of the termination, less all applicable deductions and required withholdings. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.   Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7.   Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,”meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the fulland complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.   Tax Matters.

(a)   Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)   Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(c)   Section 409A. To the fullest extent applicable, amounts and other benefits under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury Regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. Furthermore, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

9.   Interpretation, Amendment and Enforcement. This Agreement and the attached exhibits constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorizedofficer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationshipbetween you and the Company (the “Disputes”) will be governed by California law, excluding laws relatingto conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California, in connection with any Dispute or any claim related to any Dispute.

we hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this Agreement and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at 3PM PST on Tuesday, March 8, 2022. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the company on or before March 28, 2022.

If you have any questions, please email me at [***].

Very truly yours, OURA HEALTH OY

By:	/s/ Eurie Kim
Name:	Eurie Kim
Title:	Chairman of Board, Oura Health Oy

I have read and accept this employment offer:

/s/ THOMAS HALE
[Signature of Employee]
Name:	THOMAS HALE
Dated:	3/8/2022

Attachment

Exhibit A: Employee Proprietary Information and Inventions Agreement

Exhibit B: Form Separation Agreement and Release

CA-SF Form January 24, 2019

EXHIBIT A

OURARING INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT A.I

EXHIBIT B.1

LIMITED EXCLUSION NOTIFICATION

EXHIBIT C.1

OURARING INC.

TERMINATION CERTIFICATION

EXHIBIT B

DISPUTE RESOLUTION AGREEMENT